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       FORM 4                                             OMB APPROVAL
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[ ]   Check this box if no longer                     OMB NUMBER  3235-0287
      subject to  Section 16.  Form 4              EXPIRES: SEPTEMBER 30, 1998
      or Form 5 obligations may                     ESTIMATED AVERAGE BURDEN
      continue. See Instruction 1(b)                HOURS PER RESPONSE.....0.5
                                                  -----------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.    Name and Address of Reporting Person*

Weisbach, Ph.D.              Jerry
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  (Last)                    (First)                    (Middle)

InKine Pharmaceutical Company, Inc.
Sentry Park East
1720 Walton Road
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                (Street)

Blue Bell,         Pennsylvania        19422
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 (City)            (State)             (Zip)

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2.    Issuer Name and Ticker or Trading Symbol
      InKine Pharmaceutical Company, Inc. (INKP)

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3.    IRS or Social Security Number of Reporting Person (Voluntary)


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4.    Statement for Month/Year

      1/98

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5.    If Amendment, Date of Original (Month/Year)


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6.    Relationship of Reporting Person(s) to Issuer
                        (Check all applicable)
      [ x ]  Director                               [   ]  10% Owner

      [   ]  Officer (give title below)             [   ]  Other (specify below)

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7.    Individual or Joint/Group Filing (Check Applicable Line)

      [ X ]   Form filed by One Reporting Person

      [   ]   Form filed by More than One Reporting Person

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED

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1. Title of Security    2. Trans-        3. Trans-      4. Securities Acquired (A) or    5. Amount of     6. Owner-     7. Nature
   (Instr. 3)              action Date      action         Disposed of (D)                  Securities       ship          of In-
                                            Code           (Instr. 3, 4 and 5)              Beneficially     Form:         direct
                           (Month/          (Instr. 8)                                      Owned at         Direct        Bene-
                            Day/                                                            End of           (D) or        ficial
                           Year)                                                            Month            Indirect      Owner-
                                                                                            (Instr. 3        (Instr.4)     ship
                                                                                            and 4)                         (Instr.4)
                                         ----------------------------------------------
                                                                        (A) or
                                          Code      V        Amount     (D)       Price
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

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                                                                 SEC 1474 (7-96)
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FORM 4 (CONTINUED)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-------------------------------------------------------------------------------------------------------------------
1.    Title of Derivative Security               2.    Conver-      3.    Trans-          4.    Transac-
      (Instr. 3)                                       sion or            action Date           tion Code
                                                       Exercise          (Month/Day/Year)       (Instr. 8)
                                                       Price of
                                                       Deriv-
                                                       ative
                                                       Security





                                                                                          -------------------------

                                                                                          Code              V
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
Stock Option (Right to Buy)                      $1.00              1/29/98               A

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

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5.    Number of Deriv-                   6.    Date Exercisable and                   7.    Title and Amount of
      ative Securities                         Expiration Date                              Underlying Securities
      Acquired (A) or                          (Month/Day/Year)                             (Instr. 3 and 4)
      Disposed of (D)
      (Instr. 3, 4 and 5)



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                                         Date                  Expira-                                           Amount or Number
                                         Exer-                 tion                             Title            of Shares
                                         cisable               Date
---------------------------------------

       (A)                 (D)
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
     37,500                              *                     1/29/08                Common Stock               37,500

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


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  8.    Price            9. Number               10. Ownership           11.   Nature of
        of                  of Derivative            of Derivative             Indirect
        Derivative          Securities               Security:                 Beneficial
        Security            Beneficially             Direct (D)                Ownership
        (Instr. 5)          Owned                    or Indirect (I)           (Instr. 4)
                            at End                   (Instr. 4)
                            of Month
                            (Instr. 4)
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
                         37,500                  D

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


EXPLANATION OF RESPONSES:

      * Option became exerciseable as to 7,500 shares on January 29, 1998. It will become exerciseable with respect to the balance of the shares in annual increments of 7,500 shares commencing on January 29, 1999.

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

      SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
CURRENTLY VALID OMB NUMBER.


 /s/ JERRY WEISBACH, PH.D.                                    2/9/98
 -----------------------------------------                --------------
**  SIGNATURE OF REPORTING PERSON                              DATE



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                                                                 SEC 1474 (7-96)